State of Utah
DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

Entity Number: 5592357-0142

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Early Equine, Inc.

2. The date the following amendment(s) was adopted: November 4th 2015

3. If changing the corporation name, the new name of the corporation is:

All for One Media Corp.

4. The text of each amendment adopted (include attachment if additional space needed):

The undersigned, being the majority shareholder of Early Equine, Inc., a Utah corporation, acting pursuant to Section 16-10a-704 of the Utah Revised Business Corporation Act, do hereby consent to and adopt the following resolutions, effective as of the latest signature date hereof.

RESOLVED, the corporate name shall be changed from Early Equine, Inc. to All for One Media Corp.

Done this 4th day of November 2015

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ____________ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature] BRIAN LUKOW

Title: President

Date: November 4th 2015

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov